UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                November 16, 2000
                        ---------------------------------
                        (Date of earliest event reported)

                            Sundog Technologies, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                      0-24372               33-0611746
-----------------------------    ---------------------    -------------------
(State or other jurisdiction     (Commission File No.)       (IRS Employer
   of incorporation)                                      Identification No.)

                      10542 South Jordan Gateway, Suite 200
                            South Jordan, Utah 84005
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (801) 501-7100


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Item 9.  Regulation FD Disclosure

         On November 16, 2000, the shareholders of Sundog Technologies, Inc. approved a one for two reverse stock split. As a result of the reverse stock split, each two shares of common stock of Sundog outstanding or held in treasury as of December 15, 2000 shall be combined into one share of Sundog common stock, reducing the number of outstanding shares from approximately 24 million shares to approximately 12 million shares. The record date and the effective date for the reverse stock split shall be December 15, 2000. No fractional shares of common stock or script will be issued in connection with the reverse split. Shareholders entitled to a fractional share will receive the next largest whole number of shares.

         Those holding shares of Sundog common stock at the close of business on December 15, 2000 will receive instructions on the exchange of certificates representing pre-reverse-split Sundog shares for certificates representing post-reverse-split Sundog shares. Shareholders should not submit certificates for exchange until they receive the instructions from Sundog's transfer agent, Atlas Stock Transfer Corporation, located at 5899 South State Street, Murray, Utah 84107.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

           Sundog Technologies, Inc.

                      By:  /s/Stephen L. Russo
                           -------------------
                             Stephen L. Russo, Vice President of Operations and Chief Financial Officer

                      Date:  November 25, 2000